Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 27, 2017, is by and among Dilip S. Shanghvi, Sun Pharmaceutical Industries Ltd., Sun Pharmaceutical Industries, Inc. and Sun Pharma (Netherlands) B.V. (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock, $0.0001 par value per share, of scPharmaceuticals Inc. that may be beneficially owned by them, directly or indirectly, from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first set forth above.

Sun Pharmaceutical Industries Ltd.

By:	/s/ Jeremy Barr as Attorney-in-Fact

Sun Pharmaceutical Industries, Inc.

By:	/s/ Jeremy Barr as Attorney-in-Fact

Sun Pharma (Netherlands) B.V.

By:	/s/ Jeremy Barr as Attorney-in-Fact

Dilip S. Shanghvi

By:	/s/ Dilip. S. Shanghvi